                             EMPLOYMENT AGREEMENT
                             --------------------


     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 30, 1998 between VISTANA, INC., a Florida corporation ("Company" or "Vistana"), and MARK
E. PATTEN ("Employee") (capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Section 13).

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Vistana, directly or through its Affiliates, is engaged in the business of timeshare or vacation ownership development, sales and resort management, as well as the installation and management of voice, data and cable television systems, and related operations; and

     WHEREAS, the parties hereto desire to enter this Agreement upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

     1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     2.   Position, Duties and Responsibilities.

          (a) Position. Employee's corporate and functional titles and primary responsibilities are set forth on Schedule A attached hereto and incorporated herein by this reference. The Company shall have the right from time to time to assign Employee an equal or higher corporate title and an alternative functional title, consistent with Employee's responsibilities and the needs of the Company's business.

          (b) Place of Employment. During the term of this Agreement, Employee shall perform the services required by this Agreement at the Company's location set forth on Schedule A attached hereto; provided, however, that the Company may at its reasonable discretion require Employee to travel to other locations on the Company's business.

          (c) Other Activities. During the term of this Agreement, Employee shall be an employee of the Company, shall not be engaged in any other employment or business activities, shall devote Employee's full business time and effort to the Company and shall not serve as an officer or director of any public company. Notwithstanding the foregoing, Employee shall not be prohibited from investing or trading in stocks, bonds, commodities or other forms of passive
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investment, including real property (provided that such investments do not violate Section 10 hereof).

     3.   Term.

          (a) Effective Date. This Agreement shall become effective on the effective date (the "Effective Date") set forth on Schedule A attached hereto.

          (b) Termination Date. The term of employment under this Agreement shall terminate upon the earliest to occur of the following events (the date specified in each such event is referred to as the "Termination Date"):

               (i) the expiration date (the "Expiration Date") set forth on Schedule A attached hereto; provided, however, that such period of employment may be extended by written agreement of the parties (it being understood that if Employee remains employed by the Company after the Expiration Date, such employment shall be "at-will" unless different terms are established in writing);

               (ii) the date upon which the Company terminates Employee's employment by the Company for Cause or without Cause (it being understood that the date of termination shall be the date upon which the Company provides Employee written notice of either such event);

               (iii)  the date of Employee's death;

               (iv) the date upon which the Company terminates Employee's employment by the Company as a result of Employee's Permanent Disability (it being understood that the date of termination shall be the date upon which the Company provides Employee written notice of such event); or

               (v) the date which occurs 30 days after Employee has tendered written notice of resignation; provided, however, that the Company shall have the right in its sole discretion to accelerate Employee's Termination Date to a date selected by the Company if the Company determines not to continue Employee's employment after Employee has tendered written notice of resignation (in which event the accelerated date selected by the Company shall be deemed to be the Termination Date).

          (c) Performance of Duties During Notice Period. In the event that the Company terminates Employee's employment by the Company pursuant to Section 3(b)(ii) hereof, Employee, if requested by the Company, shall continue to render services hereunder to the Company for the 30-day period after receipt of the Company's notice, and shall, in such event, be paid the compensation and benefits hereunder for the remainder of such period (and any such compensation shall offset and reduce any Severance Pay payable to Employee hereunder).

          (d)  Employment-At-Will/Employee Acknowledgment. Notwithstanding
Section 3 of this Agreement and Sections 4(a) and (b) hereof relating to the annual salary and bonus to

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be paid to Employee during Employee's employment by the Company, nothing in this
Agreement should be construed as to confer any right of Employee to be employed by the Company for a fixed or definite term. Subject to Section 8 hereof, Employee agrees that the Company may dismiss Employee under Section 3(b)(ii) without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of employment of the Company employees; or (ii) any statements made to Employee, whether made orally or contained in any document or instrument, pertaining to Employee's relationship with the Company. Notwithstanding anything to the contrary contained herein, Employee's employment by the Company is not for any specified term, is at-will and may be terminated by the Company pursuant to Section 3(b)(ii) at any time by delivery of the notice referred to therein, for any reason, for Cause or without Cause, without any liability whatsoever, except with respect to the payments provided for in Section 8.

          (e)  Termination Obligations.
               -----------------------

               (i) Employee hereby acknowledges and agrees that all personal property and equipment, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company, furnished to or prepared by Employee in the course of or incident to Employee's employment, belongs to the Company and shall be promptly returned to the Company within 10 days after the termination of Employee's employment by the Company (which for this purpose includes Vistana and all Affiliates of Vistana). Following the termination of Employee's employment by the Company (which for this purpose includes Vistana and all Affiliates of Vistana), Employee will not retain any written or other tangible material containing any proprietary or other non-public information of Vistana and its Affiliates.

               (ii) Effective as of the termination of Employee's employment by the Company (which for this purpose includes Vistana and all Affiliates of Vistana), Employee shall be deemed to have resigned from all offices and directorships then held with Vistana and/or any of its Affiliates.

               (iii) The covenants and agreements of Employee contained in Sections 3(e), 9, 10, 11, 12 and 14(b) and (c) shall survive termination of Employee's employment by the Company and the termination of this Agreement.

          (f) Release. In exchange for the Company entering into the Agreement, Employee agrees that, at the time of Employee's resignation or termination from the Company, Employee will execute a release acceptable to the Company of all liability of the Company and its officers, shareholders, employees, directors and Affiliates to Employee in connection with or arising out of Employee's employment by the Company, except with respect to (i) any then-vested rights, if any, under the Vistana Stock Plan, (ii) any amounts which may be payable to Employee pursuant to Section 8 and (iii) any claims Employee may have pursuant to the Company's disability and workmen's compensation insurance policies (it being understood that the foregoing is not intended to provide Employee duplicative rights to those provided for in Section 8(c)).

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     4.   Compensation.

          (a) Salary. The Company shall pay to Employee the annual salary (the "Base Salary") set forth on Schedule B attached hereto and incorporated herein by this reference (prorated for partial calendar years). The Base Salary shall be paid in equal installments, subject to all applicable withholding and deductions, in accordance with the usual payroll practices of the Company, but not less frequently than monthly.

          (b) Bonus Amount. Employee shall be eligible to receive an annual bonus amount (the "Bonus Amount") in respect of the term of this Agreement as set forth on Schedule B attached hereto. The Bonus Amount shall be calculated and determined on a January through December calendar-year basis and shall be prorated if Employee was not an employee of the Company as of January 1 of the applicable year. Any Bonus Amount due to Employee shall be paid within 60 days after the close of the applicable calendar year, subject to all applicable withholding and deductions, but only if Employee is an employee of the Company or an Affiliate thereof as of the close of such year and as of the date of such payout.

     5. Fringe Benefits. During the term of this Agreement, Employee shall be entitled to such group employment benefits as may, from time to time, be made generally available to similar level employees of the Company; provided, however, that such benefits and arrangements are made available at the discretion of the Company and nothing in this Agreement establishes any right of Employee to the availability or continuance of any such plan or arrangement.

     6. Business Expenses. Except as otherwise provided herein, the Company shall pay, either directly or by reimbursement to Employee, such reasonable and necessary business expenses incurred by Employee, including travel and entertainment expenses, in the course of employment by the Company as are consistent with the Company's policies in existence from time to time.

     7. Vacation and Sick Leave. Employee shall be entitled to the period of paid vacation time, in the aggregate, per calendar year (pro-rated for partial calendar years) set forth on Schedule B attached hereto, and such paid sick leave as shall be authorized by the Company pursuant to the Company's written policies, as determined from time to time. All vacations shall be taken by Employee at such time or times as may be reasonably approved by the Company.

     8.   Compensation Upon Termination of Employment.

          (a) Expiration of Term. If Employee's employment by the Company is terminated as of the Expiration Date pursuant to Section 3(b)(i), Employee shall receive the compensation and other benefits expressly provided under this Agreement through the Termination Date.

          (b) Death. If Employee's employment by the Company is terminated as a result of the occurrence of Employee's death pursuant to Section 3(b)(iii), the Company shall pay Employee's estate the compensation and other benefits expressly provided under this Agreement through the Termination Date.

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

          (c) Permanent Disability. If Employee's employment by the Company is terminated by the Company as a result of the occurrence of Employee's Permanent Disability pursuant to Section 3(b)(iv), the Company shall pay Employee the compensation and other benefits expressly provided under this Agreement through the Termination Date.

          (d) Termination by the Company for Cause. If Employee's employment by the Company is terminated by the Company for Cause pursuant to Section 3(b)(ii), Employee shall receive the compensation and other benefits expressly provided under this Agreement through the Termination Date.

          (e) Termination by the Company without Cause. If Employee's employment by the Company is terminated by the Company without Cause pursuant to
Section 3(b)(ii), the Company shall pay Employee (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date and (ii) the Severance Amount, if any, set forth on Schedule B, attached hereto, payable as specified therein.

          (f) Resignation. If the Employee resigns pursuant to Section 3(b)(v), the Company shall pay Employee the compensation and other benefits expressly provided under this Agreement through the applicable Termination Date.

          (g) Continuation of Health Insurance Coverage. At Employee's own expense, Employee and Employee's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

          (h)  Right of Offset; Compliance with Covenants.

               (i) If the Employee's employment by the Company is terminated for any reason, Employee shall be entitled to the compensation and other benefits expressly provided under this Agreement, subject to the Company's right of offset for any amounts owed by Employee to the Company (or to any of its Affiliates).

               (ii) The continuing obligation of the Company to make the payments to Employee contemplated by Section 8(e) is expressly conditioned upon the Employee complying in all respects and continuing to comply in all respects with Employee's obligations under Sections 9, 10 (to the extent applicable) and 11 hereof following the Termination Date.

     9.   Confidential Information and Ownership of Property.

          (a) Confidential Information. Employee agrees to use all Confidential Information solely in connection with the performance of services for or on behalf of the Company and its Affiliates. Employee shall not, during the term of this Agreement, or at any time after the termination of this Agreement, in any manner, either directly or indirectly, (i) disseminate, disclose, use or communicate any Confidential Information to any person or entity, regardless of whether such Confidential Information is considered to be confidential by third parties, or (ii) otherwise directly or indirectly misuse any Confidential Information; provided, however, that none of the

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

provisions of this Section 9 shall apply to disclosures made for valid business purposes of the Company and its Affiliates and provided further that Employee shall not be obligated to treat as confidential any Confidential Information that (x) was publicly known at the time of disclosure to Employee; (y) becomes publicly known or available thereafter other than by means in violation of this Agreement or any other duty owned to Vistana or any of its Affiliates by any person or entity; or (z) is lawfully disclosed to Employee by a third party. Notwithstanding the foregoing, Employee shall be permitted to disclose Confidential Information to the extent required to enforce Employee's rights hereunder in any litigation arising under, or pertaining to, this Agreement provided that Employee shall give prior written notice to the Company of any such disclosure so that the Company may have an opportunity to protect the confidentiality of such Confidential Information in such litigation.

          (b) Ownership of Property. Employee agrees that all works of authorship developed, authored, written, created or contributed to during Employee's employment by the Company (which for this purpose includes Vistana and all Affiliates of Vistana) for the benefit of the Company (which for this purpose includes Vistana and all affiliates of Vistana), whether solely or jointly with others, shall be considered works-made-for-hire. Employee agrees that such works shall be the sole and exclusive property of the Company (or an appropriate Affiliate of Vistana) and that all right, title and interest therein or thereto, including all intellectual property rights existing or obtained in connection therewith, shall likewise be the sole and exclusive property of the Company (or such other appropriate Affiliate of Vistana). Employee agrees further that, in the event that any such work is not considered to be work-made-for-hire by operation of law, Employee will immediately, and without further compensation, assign all of Employee's right, title and interest therein to the Company (or any Affiliate of Vistana which it may designate), its successors and assigns. At the request and expense of the Company, Employee agrees to perform in a timely manner such further acts as may be necessary or desirable to transfer, defend or perfect the ownership of such work and all rights incident thereto by Vistana or such Affiliate.

     10. Covenant Not to Compete. During Employee's employment by the Company and during the Non-Compete Period, Employee shall not:

          (a) directly or indirectly for himself/herself or for any other person or entity engage, whether as owner, investor, creditor, consultant, partner, shareholder, director, financial backer, agent, employee or otherwise, in the business, enterprise or employment of owning, operating, marketing or selling a time-share, vacation plan, vacation ownership or interval ownership project within the Territory; or

          (b) directly or indirectly for himself/herself or for any other person or entity sell, or otherwise procure purchasers for, any time-share, vacation plan, vacation ownership or interval ownership project within the Territory; or

          (c) have any business (as owner, investor, creditor, consultant, partner, debtor or otherwise) or be employed in any capacity by a person or entity that is engaged, directly or indirectly, in (i) operating, or providing sales, marketing or development services to, a time-share, vacation plan, vacation ownership or interval ownership project within the Territory, or (ii) in an activity formed or entered into for the primary purpose of engaging in a time-share, vacation plan, vacation ownership or interval ownership business within the Territory; or

          (d) directly or indirectly for himself/herself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any national enterprise having time-share, vacation plan, vacation ownership or interval ownership activities, including, without limitation, Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Resorts, Inc., Marriott International, Inc., Inter-Continental Hotels and Resorts, Inc., Promus Hotels, Inc., Fairfield Communities, Inc., Signature Resorts, Inc., Vacation Break U.S.A., Inc., Trendwest Resorts, Inc. or Silverleaf Resorts, Inc. or any of their respective Affiliates; provided, however, that the provisions of this
     Section 10(d) shall not be applicable if and to the extent that Employee does not directly or indirectly participate in or provide services or advice to, and Employee is not directly or indirectly employed in, involved with, or responsible for, any of the time-share, vacation plan, vacation ownership or interval ownership activities of such national enterprise in any capacity; or

          (e) directly or indirectly for himself, herself or for any other person or entity pursue or consummate or otherwise interfere with any Existing Project; or

          (f) (i) directly or indirectly, for himself, herself, or any other person or entity, pursue, consummate or otherwise interfere with any Prospective Project or (ii) directly or indirectly for himself/herself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any other person or entity (other than the Company and its Affiliates) described in clause (ii) of the definition of Prospective Project.

     Notwithstanding the foregoing, Employee may purchase stock as a stockholder in any publicly traded company, including any company engaged in the timeshare or vacation ownership business; provided, however, that Employee may not own (individually or collectively with Employee's family members, trusts for the benefit of Employee's family members and affiliates of Employee) more than 5% of any publicly traded company (other than Vistana) engaged in the timeshare or vacation ownership business.

     In light of the substantial remuneration provided to Employee hereunder and Employee's management position with the Company, Employee hereby specifically acknowledges and agrees that the provisions of this Section 10 (including, without limitation, its time and geographic limits), as well as the provisions of Sections 9 and 11, are reasonable and appropriate, and that Employee will not claim to the contrary in any action brought by the Company to enforce such any of such provisions.

     11. Covenant Against Solicitation of Employees. During Employee's employment by the Company and during the Non-Compete Period, Employee shall not employ employees or agents or former employees or agents of Vistana or any of its Affiliates or, directly or indirectly, solicit or otherwise encourage the employment of employees or agents or former employees or agents of Vistana or any of its Affiliates; provided, however, that this restriction shall not apply to

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former employees or agents who, as of the date of the employment or solicitation by Employee, have not worked for Vistana or any of its Affiliates during the immediately preceding twelve months.

     12. Remedies For Breach. It is understood and agreed by the parties that no amount of money would adequately compensate the Company for damages which the parties acknowledge would be suffered as a result of a violation by the Employee of the covenants contained in Sections 9, 10 and 11 above, and that, therefore, the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief (without the need to post bond) to enforce the provisions of Sections 9, 10 or 11, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The provisions of this Section 12 shall survive the termination of this Agreement.

     13. Certain Defined Terms. For purposes of this Agreement the following terms and phrases shall have the following meanings:

          "Affiliate" means any person or entity who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person or entity (the term "control" for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to act as or select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity).

          "Cause," with respect to the termination of Employee's employment by the Company, shall mean (a) Employee's failure to properly perform Employee's duties and responsibilities as described on Exhibit A, Employee's failure to adhere to the policies of the Company, or Employee's neglect of duty, which failure or neglect (as the case may be) persists or recurs after written notice of such failure or neglect is given by the Company to Employee; (b) the commission by Employee of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or any of its Affiliates (including the unauthorized disclosure of confidential or proprietary material information of the Company); (c) the commission by Employee of a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement; (d) the conviction or indictment of Employee for a crime constituting a felony or a crime involving moral turpitude under applicable law (or a plea of nolo contendere in lieu thereof); (e) the exposure of the Company to any criminal liability substantially caused by the conduct of Employee or the exposure of the Company to any civil liability caused by Employee's unlawful discrimination or harassment in employment; (f) any habitual absenteeism, gross negligence, bad faith, or willful misconduct by Employee in the performance of Employee's duties to the Company or any willful conduct by Employee which results in damage to the property, business, reputation or goodwill of the Company or any of its Affiliates; or (g) Employee's habitual abuse of alcohol or any controlled substance or Employee's reporting to work under the influence of alcohol or a controlled substance (other than those controlled substances for which Employee is taking under a then current prescription).

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

          "Confidential Information" means all software, trade secrets, work products created by Employee for the Company, Vistana or any of their respective Affiliates, know-how, ideas, techniques, theories, discoveries, formulas, plans, charts, designs, drawings, lists of current or prospective clients, business plans and proposals, current or prospective business opportunities, financial records, research and development, marketing strategies and programs (including present and prospective OPC locations and the terms of leases of similar arrangements) and reports and other proprietary information created or obtained by Employee for the benefit of the Company, Vistana or any of their respective Affiliates during the course of employment by the Company.

          "Consumer Price Index" means the United States Department of Labor's Bureau of Labor Statistics' Consumer Price Index, All Urban Consumers, All Items (1982-84 = 100) covering Employee's place of employment (as specified in Schedule A), or the successor of such index (or if the index is not published for such area, a comparable index applicable to such area as may be reasonably determined by the Company).

          "Existing Project" means a time-share, vacation plan, vacation ownership or interval ownership resort or project which Vistana or any of its Affiliates owns, operates or has commenced to develop, acquire or otherwise undertake as of the termination of Employee's employment by the Company (which for this purpose includes Vistana and all Affiliates of Vistana).

          "Non-Compete Period" shall mean the period commencing on the Effective Date and ending on the following date (as applicable):

          (i) the later to occur of (A) the first day following the termination of Employee's employment by the Company (which for this purpose includes Vistana and all Affiliates of Vistana) and (B) the Termination Date, in case of the termination of Employee's employment pursuant to
     Section 3(b)(i) or (iv); provided, however, that, in either event, the Company may extend the Non-Compete Period for a period not to exceed the first anniversary of the date provided in the foregoing clauses (A) or (B), by notifying Employee in writing that it will continue to pay Employee the Base Salary or the Adjusted Base Salary (as defined in Schedule B) then in effect (in accordance with the Company's payroll policies) through the end of such extended period;

          (ii) the Termination Date, in case of the termination of Employee's employment pursuant to Section 3(b)(iii);

          (iii) the first day following the severance period (the "Severance Period") set forth on Schedule B attached hereto, in case of the termination of Employee's employment pursuant to Section 3(b)(ii)(whether or not the Severance Amount is payable); or

          (iv) the first day following the Severance Period, in case of Employee's resignation pursuant to Section 3(b)(v)(whether or not the Severance Amount is payable).

          "Permanent Disability" shall mean the inability of the Employee to perform substantially all Employee's duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either (i) a continuous period of six months or (ii) 180 days during

                                      -9-
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any consecutive twelve-month period. The date of such Permanent Disability shall be (y), in the case of clause (i) above, the last day of such six-month period or, if later, the day on which satisfactory medical evidence of such Permanent Disability is obtained by the Company, or (z) in the case of clause (ii) above, such date as is determined in good faith by the Company. In the event that any disagreement or dispute arises between the Company and Employee as to whether the Employee has incurred a Permanent Disability, then, in any such event, Employee shall submit to a physical and/or mental examination by a competent and qualified physician licensed under the laws of the State of Florida who shall be mutually selected by the Company and Employee, and such physician shall make the determination of whether Employee suffers from any disability. In the absence of fraud or bad faith, the determination of such physician as to Employee's condition at such time shall be final and binding upon both the Company and the Employee. The entire cost of any such examination shall be borne solely by the Company.

          "Prospective Project" means (i) a prospective time-share, vacation plan, vacation ownership or interval ownership resort or project with respect to which Employee has been made aware or has been advised prior to the termination of Employee's employment by the Company (which, for this purpose, includes Vistana and all Affiliates of Vistana) that Vistana or any of its Affiliates is considering developing or undertaking and (ii) any person or entity, including its respective Affiliates, with respect to which Employee has been made aware or has been advised prior to the termination of Employee's employment by the Company (which, for this purpose, includes Vistana and all Affiliates of Vistana) that Vistana or any of its Affiliates has commenced to evaluate or negotiate with in respect of any transaction involving (y) the acquisition by Vistana or any of its Affiliates of all or a portion of such person or entity or its consolidated assets or (z) the acquisition by such person or entity (or its Affiliates) of all or a portion of Vistana or its consolidated assets.

          "Territory" means the total geographic area located within a 150-mile radius of each Existing Project and each Prospective Project.

     14.  Miscellaneous.

          (a) Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions hereof, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision was omitted.

          (b) Attorneys' Fees and Costs. In the event a dispute arises between the parties hereto and suit is instituted, the prevailing party or parties in such litigation shall be entitled to recover reasonable attorneys' fees and other costs and expenses from the non-prevailing party or parties, whether incurred at the trial level or in any appellate proceeding.

          (c) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of any legal or equitable action arising under this Agreement, the venue of such action shall be exclusively within either the state courts of Florida located in Orange County, Florida, or the United States District Court for the

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     Middle District of Florida, Orlando Division, and the parties waive any other jurisdiction and venue.

(d) Completeness of Agreement. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. No change or modification may be made to this Agreement except by instrument in writing duly executed by the parties hereto with the same formalities as this document.

(e) Notices. Any and all notices or other communications provided for herein shall be given in writing and shall be hand delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

          If to the Company:  Vistana, Inc.
                              8801 Vistana Centre Drive
                              Orlando, Florida 32821

                              Attention: President

          If to Employee:     at the address specified in
                              Schedule A attached hereto.


provided, however, that any of the parties may, from time to time, give notice to the other parties of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, when deposited in the United States mail, postage prepaid, registered or certified, return receipt requested.

(f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, legal representatives, successors and permitted assigns (it being understood that Employee may not assign this Agreement, or any rights hereunder, without the prior written consent of the Company and that the Company may assign this Agreement, or any rights hereunder, to any Affiliate of the Company without the consent of Employee).

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(h) Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

(i) Employee Representation. Employee represents that the execution of this Agreement by Employee does not, and the performance of this Agreement by Employee will not, violate or conflict with any other agreement to which Employee is a party or otherwise subject. Employee also represents and agrees that in performing Employee's obligations pursuant to this Agreement, Employee will not breach the confidentiality, non-solicitation, non-competition or other provisions of any other agreement to which Employee is a party or is otherwise subject. Employee agrees to hold harmless and indemnify each of the Company and its Affiliates from any and all claims, losses, liabilities, actions, costs or expenses, which any of them may incur or suffer as a result of a breach of the foregoing representation.

(j) Additional Understandings. Any additional understandings between the Company and Employee are set forth on Schedule C attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year set forth above.


                         THE COMPANY:

                         VISTANA, INC.,
                         a Florida corporation



                         By: /s/ Charles E. Harris
                            -------------------------------------------
                            Name:   Charles E. Harris
                            Title:  Vice Chairman and Chief
                                    Financial Officer


                         EMPLOYEE:

                            /s/ Mark E. Patten
                            -------------------------------------------
                            Name:  Mark E. Patten

                                  SCHEDULE A

                                      to

                   EMPLOYMENT AGREEMENT with MARK E. PATTEN


1.   Employee Name and Address:    Mark E. Patten
                                   6240 Donegal Drive
                                   Orlando, Florida 32819


2.   Employee Title:  Vice President and Chief Accounting Officer
                        Corporate Title: Vice President and Chief Accounting Officer
                        Functional Title:  Not applicable


3. Primary Employment Responsibilities: Employee shall be responsible for performing the duties and responsibilities of the chief accounting officer of a public company. Employee shall also perform such additional duties and responsibilities, consistent with Employee's title and position, as may be specified from time to time by the Company's Board of Directors, Chief Executive Officer(s), and Employee's supervising officer(s). Employee's supervising officer(s) shall be designated by the Company's Chief Executive Officer(s).



4. Place of Employment: The Company office(s) located in the Orlando, Florida Metropolitan Statistical Area, as designated from time to time by the Company.

5.   Effective Date:  January 30, 1998

6.   Expiration Date:  January 30, 2002



Initials:  CEH                        A-1                         Initials:  MEP
           ---                                                               ---

                                  SCHEDULE B

                                      to

                   EMPLOYMENT AGREEMENT with MARK E. PATTEN


1. Base Salary: For the 1998 calendar year, the Company shall pay to Employee an annual salary equal to $160,000 (the "Base Salary"). For each calendar year during the term of this Agreement commencing with the next ensuing calendar year, the Company shall pay Employee an annual salary (the "Adjusted Base Salary") determined by the Company's Chief Executive Officer or its Board of Directors (or the Compensation Committee thereof); provided, however, that the Adjusted Base Salary shall be no less than the Base Salary.


2. Bonus Amount: From and after January 1, 1998, Employee shall be entitled to annual bonuses, if any, as shall be specified in written performance plans which are agreed to by the Company and Employee on a year-to-year basis. The Company and Employee acknowledge that (i) such performance plans shall be similar in form to that currently in effect for similar level employees of the Company having responsibilities similar to the responsibilities of Employee hereunder and (ii) such performance plans shall provide eligibility for annual bonuses approximating 20% to 30% of Employee's Base Salary or Adjusted Base Salary (as applicable).


3. Paid Vacation Time: Four weeks per calendar year. (Unused vacation time may not be carried over from year to year unless approved by the Company in writing or permitted by Company policy.)


4. Severance Amount: Employee's monthly Base Salary (or, if applicable, Adjusted Base Salary) payable (in accordance with the Company's normal payroll policies) during the Severance Period.


5. Severance Period: The period from the Termination Date until the earlier to occur of (i) the twelve months' anniversary of the Termination Date and
     (ii) the Expiration Date.



Initials:  CEH                        B-1                         Initials:  MEP
           ---                                                               ---

                                  SCHEDULE C

                                      to

                   EMPLOYMENT AGREEMENT with MARK E. PATTEN

1.   Stock Options:           Subject to the approval of the Compensation
                              Committee of Vistana's Board of Directors, Vistana will grant Employee a compensatory (nonqualified) option to purchase 25,000 shares of Vistana common stock pursuant to the Vistana Stock Plan at an exercise price per share equal to the closing price per share of Vistana common stock on the NASDAQ National Market System on the date of grant
                              (it being understood by Employee that (i) 25% of such options shall vest and become exercisable on the first year anniversary of the Effective Date and the remaining 75% of such options shall vest and become exercisable in equal amounts on each ensuing annual anniversary of the Effective Date until all such options have become fully vested and exercisable and (ii) in the event that, at Vistana's next ensuing Annual Meeting of Shareholders, Vistana's shareholders do not approve of an increase in the number of options available for grant under the Vistana Stock Plan, such grant of options shall be null and void for all purposes and in all respects, in which event
                              Vistana shall grant such options as soon as a sufficient number of options become available under the Vistana Stock Plan). Such grant of options will be made pursuant to an Option
                              Agreement between Vistana and Employee
                              substantially similar in form to the Option
                              Agreements currently in effect for similar level executives.

2.   Relocation:              The Company will pay or reimburse Employee for the
                              reasonable cost of: (i) moving Employee's household goods (including packing, unpacking, insurance, and billing) from Employee's Miami, Florida residence to Employee's new residence in the Orlando, Florida area; and (ii) house hunting trips for Employee's spouse, with round trip airfare (Miami-Orlando) once a month, up to six months. At Employee's option, the Company will:
                              (a) for a maximum of six months, provide Employee with rent-free use of a Vistana Resort unit, or reimburse Employee for the reasonable cost of renting an apartment in the Orlando area, until Employee acquires a home in, and Employee's family relocates to, the Orlando area; or (b) provide
                              Employee with such rent-free



Initials:  CEH                        C-1                         Initials:  MEP
           ---                                                               ---
                              use of a Vistana Resort unit for up to three months and reimburse Employee for up to three months of the mortgage payments on Employee's Miami residence, subject to a maximum of $1,300 per month, if and to the extent Employee is required to pay mortgage payments on residences in both Miami and Orlando.

                              The Company will reimburse Employee for up to $2,500 of miscellaneous relocation expenses incurred at time of actual relocation to the Orlando, Florida area, upon presentation of receipts or other documentation acceptable to the Company.

3.   Non-Compete:             Following the termination of Employee's employment
                              by the Company (which for this purpose includes
                              Vistana and all Affiliates of Vistana), the provisions of Section 10 of this Agreement shall not be deemed to prevent Employee from working as a partner, shareholder, or professional employee of a public accounting or similar professional services firm that has one or more clients in the timeshare or vacation ownership business, provided that such firm is not an Affiliate of any of the organizations described in Section 10 and such clients do not account for more than fifty percent
                              (50%) of Employee's billings for the firm.

                                      C-2